MINUTES OF UNDERSTANDING

BETWEEN

GEOACTIVA SPA

AND

MINERA POLYMET LIMITADA

In Santiago, Chile, on February 11, 2013, appear: on the one hand, **GEOACTIVA SPA**, a mining company, taxpayer´s identification number 76.158.615-7 duly represented, as shall be evidenced, by Juan Paulo Bambach Salvatore, Chilean, lawyer, married, national identification number 7,010,465-2 and Nicolás Noguera Correa, Chilean, engineer, married, national identification number 13,471,180-9, all domiciled at Presidente Riesco Street number 5335, 21st Floor, office 2104, Las Condes, Santiago, hereinafter also "Geoactiva" or the "Beneficiary" and, on the other, **MINERA POLYMET LIMITADA,** a mining company, taxpayer´s identification number , duly represented, as shall be evidenced, by Mr. Kevin Mitchell, Canadian, businessman, married, national identification number 14,498,917-1, both domiciled at Baldomero Lillo N° 3260, Vallenar, hereinafter also the "Proprietor" and all the aforementioned jointly referred to as the "Parties" and individually as a "Party", have agreed upon the following Minutes of Understanding (the "MOU"):

WHEREAS,

i. The Proprietor is the sole and current owner of the mining concessions group named "Perth", located in Cachina Grande, Province of Huasco, Third Region, Chile. The listing of all and each of the mining concessions is attached hereto as Annex A. For this instrument's purposes, all rights and mining concessions listed under said Annex, are referred to as the "Mining Concessions";

ii. Geoactiva intends to acquire the Mining Concessions through the execution of a mining option purchase agreement (the "Option Agreement"), declaring the Proprietor its interest in granting such option and subsequently transferring said Mining Concessions, all of the foregoing in the terms and conditions set forth herein.

THE PARTIES AGREE THAT,

1. MINING PROPERTY.-

Geoactiva intends, through the execution of the Option Agreement and subsequent exercise of the option contained therein, to acquire 100% of the Mining Concession, including, with no additional cost whatsoever, all rights existing over superficial lands, water rights and any other right that is necessary for the development of projects in the Mining Concessions, that are directly or indirectly owned by the Proprietor.

2. PAYMENT SCHEDULE.-

2.1 In order to maintain the option to purchase valid and finally to acquire the Mining Concessions, Geoactiva shall pay the Proprietor the total amount of 1,000,000 USD, in the following installments:

a) The amount of 37,500 USD together with the execution of the Option Agreement;
b) The amount of 37,500 USD within the term of 6 months counted as of the date of execution of the Option Agreement;
c) The amount of 50,000 USD within the term of 12 months counted as of the date of execution of the Option Agreement;
d) The amount of 50,000 USD within the term of 18 months counted as of the date of execution of the Option Agreement;
e) The amount of 100,000 USD within the term of 24 months counted as of the date of execution of the Option Agreement;
f) The amount of 100,000 USD within the term of 30 months counted as of the date of execution of the Option Agreement;
g) The amount of 125,000 USD within the term of 36 months counted as of the date of execution of the Option Agreement;
h) The amount of 250,000 USD within the term of 42 months counted as of the date of execution of the Option Agreement; and
i) The amount of 250,000 USD within the term of 48 months counted as of the date of execution of the Option Agreement.

The Parties hereby agree that all payments indicated above will be a condition precedent to the exercise of the option to be granted under the Option Agreement. All the aforementioned payments will be facultative for Geoactiva and shall be made only if it wishes the Option Agreement to remain in force and finally to exercise the option to purchase contained therein.

2.2 The option to purchase shall be exercised within 4 years counted as of the execution of the Option Agreement.

2.3 The Beneficiary is entitled to exercise the option to purchase the Mining Concessions in advance, through the payment of the outstanding price by the time of such exercise, as established in the payment schedule indicated in 2.1 above.

2.4 All payments shall be made in pesos, Chilean currency, according to the exchange rate "*dólar observado*" published on the Official Gazette two days prior to the relevant payment.

3. NSR.-

3.1 Upon the exercise of the option and once the commercial production of the Mining Concession has begun, the Beneficiary shall pay the Proprietor a net smelter return royalty ("NSR") of 1.5 % of what the Beneficiary receives for the selling of concentrates, dore metal, bullion and other products obtained from the recovery of fine contents of gold, copper and cobalt – after applicable and common discounts - derived from the minerals extracted as a result of the exploitation of the Mining Concessions.

3.2 At any time after the exercise of the option and provided that the total amount of 3,500,000 USD has been invested in "Exploration Expenditures" in the "Project" (as defined below), Geoactiva may acquire 100% of the NSR regarding:

a) **Gold**: by paying in one installment 5 USD per inferred ounce of gold, according to the definition of Inferred Mineral Resource in the *CIM Definition Standards on Mineral Resources and Mineral Reserves;* present in the Mining Concessions, that is certified by a third party agreed by both parties *In absence of agreement, this third party shall be appointed by the arbitrator designated in the Option Agreement.*

b) **Copper**: by paying in one installment 0.005 USD per inferred pound of copper. according to the definition of Inferred Mineral Resource in the *CIM Definition Standards on Mineral Resources and Mineral Reserves;* present in the Mining Concessions, that is certified by a third party agreed by both parties In absence of agreement, this third party shall be appointed by the arbitrator designated in the Option Agreement

Should Geoactiva acquire the NSR with respect to Gold; Copper or both; the NSR relating to cobalt will be immediately terminated, there being no further obligations for the Beneficiary in this regard.

3.3 The Proprietor shall grant the Beneficiary a preemptive right to acquire the NSR. The procedure for the exercise of such preemptive right will be established in the Option Agreement.

3.4 Finally, the Parties hereby agree that they will waive the resolutory action that may derive from the NSR in the Option Agreement.

4. INVESTMENT COMMITMENTS.-

During the validity of the Option Agreement, Geoactiva shall perform, regarding the "Project" defined by the boundaries in Annex B which includes the Mining Concessions as well as other concessions, certain exploration investments and expenses, hereinafter the "Exploration Expenditures", according to the following schedule:

- Within 12 months counted as of the execution of the Option Agreement, the amount of 500,000 USD.
- By the 24th month counted from the execution of the Option Agreement, the accumulated amount of 1,500,000 USD.
- By the 36th month counted from the execution of the Option Agreement, the accumulated amount of 2,500,000 USD.
- By the 48th month counted from the execution of the Option Agreement, the total amount of 3,500,000 USD.

The Parties agree upon a detailed protocol, attached hereto as Annex C, which contains all expenses to be considered as "Exploration Expenditures" under the Option Agreement and the manner in which these will be accounted and confirmed. Notwithstanding the foregoing,

the definition of the investments to be made in Exploration Expenditures will be at the sole expense of Geoactiva.

If Geoactiva has not invested during a specific period all or part of the amounts referred to above in Exploration Expenditures, it will be entitled to fulfill this obligation by paying in cash the outstanding amount, for the relevant period, to the Proprietor.

5. DUE DILIGENCE AND OPTION AGREEMENT.-

5.1 Geoactiva will carry out a legal review of all Mining Concessions' titles and others related to the Mining Concessions and the Proprietor, as well as the performance of a technical review of the geological information and further background information existing in connection with the same. Such review will be made in a maximum term of [60] days counted as of this date, hereinafter the "Due Diligence Period".

5.2 The Proprietor shall provide all available information in order to proceed with the aforementioned review of all corporate aspects of the Proprietor and the Mining Concessions. Minería Activa will send a list of all documents to be analyzed during the Due Diligence Period.

5.3 At any time during the Due Diligence Period and before it has expired, the Beneficiary shall communicate to the Proprietor – in writing and through any means – its intention of continuing with the acquisition of the Mining Concessions. If the Beneficiary has not expressed its intentions in the aforementioned manner once the Due Diligence Period has expired, it shall be understood that it will not proceed with the acquisition and consequently the Proprietor will be entitled to commercialize the Mining Concessions in the terms it deems convenient.

5.4 Shuold the intention of continuing with the transaction be expressed, the Parties shall execute the Option Agreement in the terms set forth in Article 169 of the Mining Code and other applicable regulations. The Option Agreement shall contain the terms and conditions established herein as well as any other provision or clause commonly used in this type of agreements.

5.5 The parties hereby express that it is their intention that all provisions in this MOU relating to the terms and conditions in which the Option Agreement is to be executed are to be considered binding.

5.6 Should the intention of continuing with the transaction be expressed by the Beneficiary in terms referred to above and, nonetheless, the Proprietor refuses to execute the Option Agreement in terms set forth herein, the latter shall pay the Beneficiary, as a damage compensation, the amount of [200,000] USD, the foregoing notwithstanding any legal action the Beneficiary may have as a consequence of this breach.

6. EXCLUSIVITY.-

6.1 As the study of a probable acquisition of the Mining Concessions by the Beneficiary implies the investment of time and resources by the latter, it is required that during the

Due Diligence Period and until the execution of the Option Agreement, the Proprietor refrains from negotiating, whether directly or indirectly, any sort of agreement for selling, leasing or of any other kind with third parties, not being authorized to supply information or to make sales offers to third parties, unless previously authorized by the Beneficiary in writing.

The Proprietor undertakes to immediately inform the Beneficiary of any offer it may receive regarding the Mining Concessions, whatever maybe the conditions or means in which it has been formulated.

6.2 Any agreement directly or indirectly achieved, regarding the Mining Concessions during the Due Diligence Period and until the execution of the Option Agreement, will force the Proprietor to compensate the Beneficiary for all costs and expenses incurred in the due diligence process, including all legal and consultant fees.

In addition to the foregoing and should the Proprietor reach an agreement with a third party regarding the Mining Concessions in the term between the formal communication given by the Beneficiary in order to execute the Option Agreement and the execution of said document, the Proprietor expressly undertakes to pay and/or recognize in favor of the Beneficiary, as a compensation for the termination of this MOU, the amount of [100,000] USD.

7. PROHIBITION.-

In the Option Agreement, the Proprietor shall voluntarily undertake not to execute any act or agreement regarding the Mining Concessions and the ores and substances contained within the limits of the same. These prohibitions shall remain in force during the validity of the Option Agreement.

8. CONFIDENTIALITY.-

The Parties hereby agree that the execution of the present MOU as well as the terms and conditions contained herein are considered to be confidential information and therefore undertake not to disclose any such information without the prior written consent of the other Party, except for (i) the disclosure made to their employees, directors, officers, agents or consultants on a need to know basis or (ii) as required by applicable securities laws and authorities..

9. GENERAL CONDITIONS.-

9.1 Mining Concessions' Protection.

The Proprietor shall be responsible for properly and timely paying the corresponding fees of the Mining Concessions patents. During the validity of the Option Agreement the Beneficiary shall reimburse those sums against the presentation of the corresponding receipts, within the term of [30] days counted as of the reception of said receipts.

Likewise, the Proprietor undertakes to watch over and protect the Mining Concessions and defend them from third parties, being such costs entirely borne by the Proprietor.

9.2 Constitution.

Should the Mining Concessions be in process, the Proprietor shall be responsible for the termination of said process until the Mining Concessions are constituted and duly registered in the corresponding Mining Custodian. The Beneficiary shall reimburse all expenses accrued in this regard during the validity of the Option Agreement, within the term of [30] days counted as of the reception of the corresponding invoices and receipts evidencing said expenses.

9.3 Assignment.

Geoactiva may execute the Option Agreement, directly or through any related company.

9.4 Expenses.

Each Party shall be responsible for its own expenses incurred or as a consequence of the matters and operations referenced herein.

9.5 Previous Communications.

This instrument supersedes all previous offers and communications between the Parties.

9.6 Applicable Law.

This instrument shall be governed by the laws of the Republic of Chile.

9.7 Domicile.

For all legal purposes deriving from this instrument, the Parties establish their domicile in the city and borough of Santiago.

9.8 Arbitration.

Any difficulty or controversy arising among the parties to the MOU regarding the application, interpretation, duration, validity or execution of the contract, or for any other reason, shall be submitted to arbitration pursuant to the Rules of Arbitration Procedure of the Santiago Arbitration and Mediation Center in effect at the time of its initiation.

The parties confer an irrevocable special power of attorney upon the Santiago Chamber of Commerce so that it may, at the written request of any of the parties, appoint an arbitrator from among the members of the arbitration corps of the Santiago

Arbitration and Mediation Center, who will be empowered to act as arbitrator-at-law with regard to the substance of the dispute and as ex aequo et bono with regard to the procedure.

There shall be no remedy against the arbitrator's resolutions. The arbitrator is especially empowered to resolve any matter relating to his/her competence and/or jurisdiction.

Legal Capacities

The legal capacity of Mr.Nicolás Noguera Correa and Mr. Juan Paulo Bambach to act on behalf of Geoactiva, is evidenced in public deed dated September 6th, 2012, granted in Notary of Santiago of Mrs. María Gloria Acharán Toledo.

The legal capacity of Kevin Robert Mitchell to act on behalf of MINERA POLYMET LIMITADA is evidenced in Notaría Ricardo Olivares, July 17 2007.

In witness whereof, the Parties sign This MOU in two identical copies.

NICOLAS NOGUERA CORREA

JUAN PAULO BAMBACH SALVATORE

KEVIN ROBERT MITCHELL
P.P. MINERA POLYMET LIMITADA

ANNEX A

Property	Registration			
	Page	N°	Year	Mining Custodian
Perth 1-36	7	6	2001	Freirina
Rey Arturo 1-30	1276	671	2008	Freirina
Lancelot 2 1-20	1274	670	2008	Freirina
Lancelot 1 1-30	1272	669	2008	Freirina
Camelot 1 al 58	11529	8546	2011	Copiapo
Merlin 1 1 al 24	1563	824	2010	Freirina
Merlin 1 1-10	1560	823	2010	Freirina
Tristan II 1 al 30	10536 vta	8384	2010	Copiapo
Tristan II A 1 al 4	10942	8702	2010	Copiapo
Galahad I 1 al 10	10538 vta	8385	2010	Copiapo
Galahad I A 1 al 45	10540 vta	8386	2010	Copiapo
Percival III 1 al 30	10542 vta	8387	2010	Copiapo

ANNEX B


MINERIA ACTIVA
PERTH
Perth Property
III region , Chile
Percival III 1-30
Tristan II 1-5
Tristan II 1 - 30
Camelot
Galahad I 1 - 48
Galahad II-10
Merlin I 1 - 24
Merlin I 1-10
Lancelot II 1-20
Lancelot I 1 - 30
Rey Arturo I - 30
Perth 1 - 30
Legend:
Mensura
Solicitude de Mensura
Manifestacion
Pedimento
Other Party Claims
Area a 1 Km

ANNEX C

Protocol

Exploration Expenditures

For the purpose of section 4 of the MOU, it shall be considered as Exploration Expenditures, among others, the following:

(i) the costs incurred for activities aimed to confirming the existence, location, quantity, quality or commercial value of mineral deposits in the concessions comprised in the Project (the "Project Concessions"), including geological, microscopic, geochemical and geophysical surveys, trenching, access, camp, logistic, drilling, geochemical sampling of outcrops, soil, sediment and other general sampling, testing and mapping, aimed at identifying, prospect, explore, locate and delineate these deposits;

(ii) the expenses incurred to maintain the Project Concessions, including the payment of patents;

(iii) property tax, sales tax, import and export taxes and customs charges, provided they are related to property, equipment and investments for mining concessions;

(iv) payments made to owners of surface land rights, to acquire the right to explore, develop and carry out mining activities in the Project Concessions;

(v) payments to third parties for access to the use and/or purchase and or resolve any dispute or claim or any other law relating to the Project Concessions;

(vi) permit fees, registration fees and review relating to the Project Concessions;

(vii) correction of the property titles of the Project Concessions;

(viii) the acquisition of outstanding interest in any part of the Project Concessions;

(ix) all expenses regarding services rendered by third parties that relate to the development of Project Concessions;

(x) legal and consulting fees incurred in connection with any of the items described above;

(xi) reasonable costs related to travel and vehicle costs incurred during the time they are involved in the exploration and development of Project Concessions;

(xii) all expenses incurred in advertising and promoting the Project Concessions;

(xiii) the costs of environmental restoration, environmental studies, metallurgical testing and feasibility studies and analysis incurred in the exploration, evaluation and analysis of the Project Concessions;

(xiv) reasonable administrative expenses provided they are directly related to the project.

The Beneficiary shall inform the Proprietor within [30] days following the termination of each of the periods referred to in section 4 of the MOU, of the amount invested in the relevant period and the activities performed during the same. It shall be understood that the expenses are fully approved if there is no complain from the Beneficiary within [10] days as of the sending of the aforementioned report.